             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2020 Results
The Company reported flat organic net sales growth, representing further sequential top line improvement, as well as 49% adjusted earnings per share growth

Shelton, Conn - February 10, 2020 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter ending December 31, 2019.
Executive Summary
•Net sales were $454.0 million in the first quarter of fiscal 2020, a decrease of 0.7% when compared to the prior year period. Organic net sales were consistent with the prior year period (Organic basis excludes the sales impact from the sale of the Infant and Pet Care business and the translational benefit from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.41 for the first quarter as compared to a loss of $0.01 in the prior year period. Adjusted EPS were $0.55 for the first quarter, compared to $0.37 in the prior year period.
•The Company completed the sale of its Infant and Pet Care business to Le Holding Angelcare Inc. for $122.5 million in cash.
•In a separate press release issued today, the Company announced that following the U.S. Federal Trade Commission’s (“FTC”) lawsuit seeking to block the proposed transaction, Edgewell terminated its merger agreement with Harry’s, Inc. Harry's has informed the Company that it intends to pursue litigation. The Company believes that such litigation has no merit.
•Edgewell is updating its previous financial outlook for fiscal 2020 solely to reflect the impact of the Infant and Pet Care divestiture and a change to the Company's expected effective tax rate assumptions.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.
“Our first quarter results and other recent accomplishments represent a solid start to the fiscal year, as we continued to advance our strategic and financial objectives, reshape our portfolio, invest in our brands and new growth opportunities, and realize cost savings,” said Rod Little, Edgewell’s President and Chief Executive Officer. “Our core brands performed well, underscoring our confidence in the Company’s near- and long-term prospects for value creation. We are pleased with the growth we achieved across our geographies, particularly in North America. With a good start to the year, our core business outlook is unchanged, with stable top-line and gross margin performance expected, and increased commercial investments in the business. We are confident that we are taking the right steps to drive value creation by building on our core brands and continuing to innovate, simplify the business and successfully execute growth initiatives.”

Harry's Update
In a separate press release issued today, Edgewell announced that following the U.S. Federal Trade Commission’s (“FTC”) lawsuit seeking to block the proposed transaction, Edgewell terminated its merger agreement with Harry’s, Inc.
After extensive consideration and discussion, and given the inherent uncertainty of a potential trial, the required investment of resources and time and the distraction that a continuing court battle would entail, we determined that proceeding with our standalone strategy is the best course of action for Edgewell and our shareholders. Edgewell is now moving forward as a standalone company and is pursuing its strategy to create value for shareholders.

Infant and Pet Care Divestiture
Edgewell announced on December 19, 2019, that it had completed the sale of its Infant and Pet Care business to Le Holding Angelcare Inc. for $122.5 million. Completing this transaction was an important step in the transformation of Edgewell’s portfolio, enabling increased focus on core brands and new growth opportunities. Although the divestiture has generated substantial cash and is expected to be neutral to leverage, the Company expects a decrease in earnings per share due to the foregone profit from the divestiture and associated stranded costs (see revised outlook below.) The Company is in the process of implementing operational plans to further address stranded costs.

Fiscal 1Q 2020 Operating Results (Unaudited)
Net sales were $454.0 million in the quarter, a decrease of 0.7%, as compared to the prior year period. Excluding a $1.0 million negative impact from the sale of the Infant and Pet Care business and a $2.1 million negative impact from currency translation, organic net sales were flat compared to the prior year period. Organic net sales growth in the Sun and Skin Care and Feminine Care segments was offset by lower net sales in Wet Shave. North America organic net sales grew for the first time since the fourth quarter of fiscal 2016, increasing 60 basis points over the prior year period.
Gross margin increased 20 basis points to 42.5%, as compared to the prior year period. Excluding costs associated with the Sun Care reformulation, gross margin was flat compared to the prior year period. Lower cost of goods sold helped to offset the impact of unfavorable volume mix and price.
Advertising and sales promotion expense ("A&P") was $41.1 million, or 9.1% of net sales, as compared to $51.6 million, or 11.3% of net sales in the prior year period. The decrease was the result of planned lower spending this fiscal quarter compared to the prior year period, which included support for the activation of the Hydro Sense and Intuition f.a.b. campaigns.
Selling, general and administrative expense ("SG&A") was $95.0 million, or 20.9% of net sales, as compared to $87.3 million, or 19.1% of net sales in the prior year period. Excluding SG&A associated with acquisition and integration planning, Project Fuel, and expenses associated with the divestiture of the Infant and Pet Care business, SG&A as a percent of net sales increased by 50 basis points. The increase in SG&A as a percent of sales was driven by higher personnel costs in the current year period, including deferred compensation related expenses. These increases were partially offset by savings generated through a reduction of overheads as part of Project Fuel.
The Company recorded pre-tax restructuring expense of $8.0 million in the quarter in support of Project Fuel, consisting of consulting, program management and severance costs.
The Gain on Sale of Infant and Pet Care business was $5.2 million, net of expenses incurred to facilitate the closing of the transaction and in support of the transition services agreement.
Other (income) expense, net was $1.6 million of income during the quarter compared to $1.3 million of expense in the prior year period. The increase compared to the prior year period relates to favorable foreign currency exchange contract gains and revaluation of nonfunctional currency balance sheet exposures, partly offset by increased pension expense.
Earnings before income taxes was $29.6 million during the quarter compared to $7.6 million in the prior year period. Adjusted operating income increased to $51.6 million in the quarter from $44.9 million in the prior year period.

The effective tax rate for the first quarter of fiscal 2020 was 24.4% as compared to 105.7% in the prior year. The effective tax rate for the first quarter of fiscal 2020 includes the unfavorable impact of the Infant and Pet Care sale as well as restructuring and other related costs in lower tax rate jurisdictions.  The effective tax rate for the prior period includes a $4.7 million, net transitional charge resulting from the enactment of the Tax Act. The prior period rate was also unfavorably impacted by $18.5 million of restructuring and other related costs in lower tax rate jurisdictions and unfavorable tax adjustments, including the share-based payment guidance.  Excluding the tax impact of restructuring charges, acquisition and integration planning costs, the gain on the disposition of the Infant and Pet Care business, Feminine and Infant Care evaluation costs, legal settlement expenses, and Sun Care reformulation charges, the adjusted effective tax rate for the first quarter of fiscal 2020 was 23.2%, down from the prior year period adjusted rate of 26.6%.
GAAP net earnings for the quarter were $22.4 million or $0.41 per share compared to a loss of $0.4 million or $0.01 per share in the first quarter of fiscal 2019. Adjusted net earnings in the quarter were $29.9 million or $0.55 per share, as compared to $20.2 million or $0.37 per share in the prior year period.
Net cash used by operating activities was $46.9 million for the first quarter of fiscal 2020 compared to $46.4 million in the prior year period. Due to the seasonality of the Company's business, primarily in Sun Care, the first fiscal quarter is typically the lowest operating cash flow quarter of the year.
Project Fuel
Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, to address all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key processes. Project Fuel is facilitating further re-investment in the Company’s growth strategy while enabling Edgewell to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company expects to incur one-time pre-tax charges of approximately $130 to $140 million through the end of the 2021 fiscal year.
Fiscal first quarter 2020 Project Fuel related restructuring charges were $8 million, bringing cumulative charges to $103 million for the project to date. Fiscal first quarter 2020 Project Fuel related gross savings were approximately $15 million, bringing cumulative gross savings to approximately $152 million for the project to date.

Fiscal 1Q 2020 Operating Segment Results (Unaudited)
The following is a summary of first quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $10.7 million, or 3.7%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $9.4 million or 3.3%, reflecting declines in Men's Systems and Disposables, partly offset by growth in Women's Systems and Shave Preps. By region, North America organic net sales declined 3%, driven by lower volumes and unfavorable pricing, while International markets declined 3.5%, largely impacted by last quarter's increased sales volume ahead of a VAT increase in Japan. Wet Shave segment profit decreased $2.1 million, or 3.8%, driven by lower gross margin, as a result of lower volumes and unfavorable pricing, partly offset by planned lower A&P expense.
Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales increased $8.4 million, or 12.6%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales increased $9.1 million, or 13.6%, driven by volume growth in Sun Care, Grooming, and Wipes, as well as favorable price mix. Geographically, organic net sales increased in North America and International, with strong performance in Oceania. Sun and Skin Care segment profit increased $0.7 million, or 116.7%, driven by higher gross margin, partly offset by higher A&P expense.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales increased $0.4 million, or 0.6%, as compared to the prior year period, primarily driven by volume growth in o.b., Sport Tampons, and Carefree Liners, partly offset by declines in Stayfree Pads. Feminine Care segment profit increased $5.6 million, or 74.7% as compared to the prior year period, driven by favorable cost mix, higher volumes and lower A&P spend.

All Other (Infant Care, and all other brands)
All Other net sales decreased $1.2 million, or 4.3%, as compared to the prior year period. Excluding the impact of the Infant and Pet Care divestiture, organic net sales decreased $0.2 million, or 0.7%, as compared to the prior year period. All Other segment profit increased $1.9 million, as compared to the prior year period.

Full Fiscal Year 2020 Financial Outlook
The Company has updated its financial outlook for fiscal 2020 solely to reflect the impact of the Infant and Pet Care divestiture and an adjustment to the Company's estimated effective tax rate for the full year. The financial outlook provided today does not include potential one-time costs associated with the Harry's transaction.
The Company now expects total net sales to be in the range of down 5% to down 4% (previous down 2% to down 1%) compared to the prior year. Organic net sales growth, which excludes a 440 basis point impact from the Infant and Pet Care divestiture, is expected to be in the range of down 1% to flat compared to the prior year, unchanged from the previous outlook.
The outlook for GAAP EPS is now estimated to be in the range of $2.40 to $2.60 (previous $2.45 to $2.65) and includes: Project Fuel restructuring charges, IT enablement costs, acquisition and integration costs, the gain on sale of the Infant and Pet Care business and Sun Care Monograph costs.
The outlook for Adjusted EPS is now in the range of $2.95 to $3.15 (previous $3.10 to $3.30), reflecting an estimated $0.15 reduction for the impact of the Infant and Pet Care divestiture, including associated stranded costs, partly offset by a lower estimated full year adjusted effective tax rate.
The Company now expects adjusted EBITDA to be in the range of $350 to $360 million (previous $370 to $380 million), reflecting the impact of the Infant and Pet Care divestiture and associated stranded costs.
For fiscal 2020, Project Fuel is expected to generate approximately $70 million in incremental gross savings. Project Fuel related restructuring charges are expected to be approximately $35 million. Total Company capital expenditures, including Project Fuel are expected to be approximately 3.0% to 3.5% of net sales.
The adjusted effective tax rate for fiscal 2020 is estimated to be in the range of 20.0% to 22.0%. (previous 22.5% to 24.5%)
The Company anticipates that fiscal 2020 free cash flow will be above 100% of GAAP net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. The call will focus on fiscal 2020 first quarter earnings and the outlook for fiscal 2020. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

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Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 26, 2019.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, Harry's combination and integration planning costs, and expenses associated with the sale of the Infant and Pet Care business. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2020 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

•The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter ended December 31, 2019, the impact of dispositions includes net sales and segment profit activity for the Infant and Pet Care business, which was sold in December 2019.
•Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, and Sun Care reformulation charges.
•Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, Sun Care reformulation charges, and the related tax effects of these items from the income tax provision and earnings before income taxes.
•Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.
•Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended December 31,
	2019	2018

Net sales	$454.0	$457.1
Cost of products sold	260.9	263.6
Gross profit	193.1	193.5

Selling, general and administrative expense	95.0	87.3
Advertising and sales promotion expense	41.1	51.6
Research and development expense	13.8	12.6
Restructuring charges	6.1	17.1
Gain on sale of Infant and Pet Care business	(5.2)	—
Interest expense associated with debt	14.3	16.0
Other (income) expense, net	(1.6)	1.3
Earnings before income taxes	29.6	7.6
Income tax provision	7.2	8.0
Net earnings (loss)	$22.4	$(0.4)

Earnings per share:
Basic net earnings (loss) per share	0.41	(0.01)
Diluted net earnings (loss) per diluted share	0.41	(0.01)

Weighted-average shares outstanding:
Basic	54.3	54.1
Diluted	54.4	54.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2019	September 30, 2019
Assets
Current assets
Cash and cash equivalents	$251.8	$341.6
Trade receivables, less allowance for doubtful accounts	183.2	205.6
Inventories	367.0	357.2
Other current assets	144.6	140.0
Total current assets	946.6	1,044.4
Property, plant and equipment, net	384.8	396.0
Goodwill	1,030.8	1,032.8
Other intangible assets, net	843.7	912.9
Other assets	97.3	34.8
Total assets	$3,303.2	$3,420.9

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$117.0
Notes payable	17.0	14.4
Accounts payable	195.1	222.8
Other current liabilities	250.4	305.4
Total current liabilities	462.5	659.6
Long-term debt	1,098.1	1,097.8
Deferred income tax liabilities	84.0	101.1
Other liabilities	310.5	258.9
Total liabilities	1,955.1	2,117.4
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,622.7	1,627.7
Retained earnings	737.2	714.8
Common shares in treasury at cost	(795.3)	(803.8)
Accumulated other comprehensive loss	(217.2)	(235.9)
Total shareholders' equity	1,348.1	1,303.5
Total liabilities and shareholders' equity	$3,303.2	$3,420.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Quarter Ended December 31,
	2019	2018
Cash Flow from Operating Activities
Net earnings (loss)	$22.4	$(0.4)
Depreciation and amortization	22.5	22.1
Share-based compensation expense	4.9	4.9
Loss on sale of assets	0.2	0.7
Gain on sale of Infant and Pet Care business	(5.2)	—
Deferred compensation payments	(1.9)	(0.3)
Deferred income taxes	(16.7)	(0.1)
Other, net	5.4	5.4
Changes in current assets and liabilities used in operations	(78.5)	(78.7)
Net cash used by operating activities	(46.9)	(46.4)

Cash Flow from Investing Activities
Capital expenditures	(7.6)	(9.4)
Sale of Infant and Pet Care business	95.8	—
Proceeds from sale of assets	—	4.0
Collection of deferred purchase price from accounts receivable sold	2.8	2.5
Other, net	(1.3)	—
Net cash from (used by) investing activities	89.7	(2.9)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	50.0	137.0
Cash payments on debt with original maturities greater than 90 days	(167.0)	(105.0)
Net decrease in debt with original maturities of 90 days or less	(0.1)	(0.9)
Net financing outflow from the Accounts Receivable Facility	(14.9)	(5.1)
Employee shares withheld for taxes	(1.5)	(1.5)
Other, net	(2.4)	—
Net cash (used by) from financing activities	(135.9)	24.5

Effect of exchange rate changes on cash	3.3	(1.7)

Net decrease in cash and cash equivalents	(89.8)	(26.5)
Cash and cash equivalents, beginning of period	341.6	266.4
Cash and cash equivalents, end of period	$251.8	$239.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other (collectively, the "Segments" and, and each individually, a "Segment"). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, acquisition and integration planning costs, the gain on the disposal of the Infant and Pet Care business, Feminine and Infant evaluation costs, legal settlement expenses, Sun Care reformulation charges, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods.
Segment net sales and profitability are presented below:

	Quarter Ended December 31,
	2019	2018
Net Sales
Wet Shave	$277.0	$287.7
Sun and Skin Care	75.1	66.7
Feminine Care	75.1	74.7
All Other	26.8	28.0
Total net sales	$454.0	$457.1

Segment Profit
Wet Shave	$52.9	$55.0
Sun and Skin Care	0.1	(0.6)
Feminine Care	13.1	7.5
All Other	3.1	1.2
Total segment profit	69.2	63.1
General corporate and other expenses	(13.3)	(13.7)
Restructuring and related costs (1)	(8.0)	(18.5)
Acquisition and integration planning costs (2)	(6.2)	(0.5)
Gain on sale of Infant and Pet Care business	5.2	—
Feminine and Infant Care evaluation costs (3)	(0.3)	—
Sun Care reformulation costs (4)	—	(0.1)
Investor settlement expenses (5)	—	(0.9)
Amortization of intangibles	(4.3)	(4.5)
Interest and other expense, net	(12.7)	(17.3)
Total earnings before income taxes	$29.6	$7.6
(1)Includes pre-tax SG&A of $1.9 and $1.4 for the three months ended December 31, 2019 and 2018, respectively, associated with certain information technology enablement expenses for Project Fuel.
(2)Include pre-tax SG&A of $6.2 and $0.5 for the three months ended December 31, 2019 and 2018, respectively, related to acquisition and integration planning costs.
(3)Includes pre-tax SG&A of $0.3 for the three months ended December 31, 2019.
(4)Includes pre-tax Cost of products sold of $0.1 for the three months ended December 31, 2018.
(5)Includes pre-tax SG&A of $0.9 for the three months ended December 31, 2018.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.

The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$22.4	$(0.4)	$0.41	$(0.01)
Restructuring and related costs	8.0	18.5	0.15	0.34
Acquisition and integration planning costs	6.2	0.5	0.11	0.01
Gain on sale of Infant and Pet Care business	(5.2)	—	(0.10)	—
Feminine and Infant Care evaluation costs	0.3	—	0.01	—
Sun Care reformulation costs	—	0.1	—	—
Investor settlement expense	—	0.9	—	0.02
Income taxes (1)	(1.8)	0.6	(0.03)	0.01
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$29.9	$20.2	$0.55	$0.37

Weighted-average shares - Diluted			54.4	54.1
(1)Includes Income tax expense for adjustments to Net Earnings and Diluted EPS — GAAP for fiscal 2020 and 2019. Additionally, the first quarter of fiscal 2019 was impacted $4.7 related to the transition tax from the Tax Act.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended December 31, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$193.1	$95.0	$29.6	$22.4	$0.41
% of net sales	42.5%	20.9%
Restructuring and related charges	—	1.9	8.0	6.3	0.13
Acquisition and integration planning costs	—	6.2	6.2	4.6	0.08
Gain on sale of Infant and Pet Care business	—	—	(5.2)	(3.6)	(0.07)
Feminine and Infant Care evaluation costs	—	0.3	0.3	0.2	—
Total Adjusted Non-GAAP	$193.1	$86.6	$38.9	$29.9	$0.55
% of net sales	42.5%	19.1%

Quarter Ended December 31, 2018
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$193.5	$87.3	$7.6	$(0.4)	$(0.01)
% of net sales	42.3%	19.1%
Restructuring and related charges	—	1.4	18.5	14.8	0.27
Investor settlement expense	—	0.9	0.9	0.7	0.01
Acquisition and integration planning costs	—	0.5	0.5	0.4	0.01
Sun Care reformulation costs	0.1	—	0.1	—	—
Income tax reform	—	—	—	4.7	0.09
Total Adjusted Non-GAAP	$193.6	$84.5	$27.6	$20.2	$0.37
% of net sales	42.4%	18.5%
(1)EBIT is defined as Earnings before income taxes.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters ended December 31, 2019 and 2018:

	Quarter Ended December 31,
	2019	2018
Earnings before income taxes	29.6	7.6
Restructuring and related charges	8.0	18.5
Acquisition and integration planning costs	6.2	0.5
Gain on sale of Infant and Pet Care business	(5.2)	—
Feminine and Infant Care evaluation costs	0.3	—
Investor settlement expense	—	0.9
Sun Care reformulation costs	—	0.1
Interest expense associated with debt	14.3	16.0
Other (income) expense, net	(1.6)	1.3
Adjusted operating income	$51.6	$44.9
% of net sales	11.4%	9.8%

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Quarter Ended December 31, 2019			Quarter Ended December 31, 2018
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	29.6	$9.3	$38.9	7.6	$20.0	$27.6
Income tax provision	7.2	1.8	9.0	8.0	(0.6)	7.4
Net earnings (loss)	$22.4	$7.5	$29.9	$(0.4)	$20.6	$20.2

Effective tax rate	24.4%			105.7%
Adjusted effective tax rate			23.2%			26.6%
(1)Includes adjustments for restructuring charges, acquisition and integration planning costs, the gain or loss on the disposal of a business, business development evaluation costs, legal settlement expenses, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via the four Segments. The following tables present changes in net sales and segment profit for the first quarter of fiscal 2020, as compared to the corresponding period in fiscal 2019, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended December 31, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q1 '19	$287.7		$66.7		$74.7		$28.0		$457.1
Organic	(9.4)	(3.3)%	9.1	13.6%	0.5	0.7%	(0.2)	(0.7)%	—	—%
Impact of disposition	—	—%	—	—%	—	—%	(1.0)	(3.6)%	(1.0)	(0.2)%
Impact of currency	(1.3)	(0.4)%	(0.7)	(1.0)%	(0.1)	(0.1)%	—	—%	(2.1)	(0.5)%
Net Sales - Q1 '20	$277.0	(3.7)%	$75.1	12.6%	$75.1	0.6%	$26.8	(4.3)%	$454.0	(0.7)%

Segment Profit (In millions - Unaudited)
Quarter Ended December 31, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q1 '19	$55.0		$(0.6)		$7.5		$1.2		$63.1
Organic	(2.0)	(3.6)%	0.8	133.3%	5.6	74.7%	0.3	25.0%	4.7	7.4%
Impact of disposition	—	—%	—	—%	—	—%	1.6	133.3%	1.6	2.5%
Impact of currency	(0.1)	(0.2)%	(0.1)	(16.6)%	—	—%	—	—%	(0.2)	(0.2)%
Segment Profit - Q1 '20	$52.9	(3.8)%	$0.1	116.7%	$13.1	74.7%	$3.1	158.3%	$69.2	9.7%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings (loss) to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended December 31,
	2019	2018
Net earnings (loss)	$22.4	$(0.4)
Income tax provision	7.2	8.0
Interest expense, net	14.7	16.0
Depreciation and amortization	22.5	22.1
EBITDA	$66.8	$45.7

Restructuring and related costs	$8.0	$18.5
Acquisition and integration planning costs	6.2	0.5
Gain on sale of Infant and Pet Care business	(5.2)	—
Feminine and Infant Care evaluation costs	0.3	—
Investor settlement expense	—	0.9
Sun Care reformulation costs	—	0.1
Adjusted EBITDA	$76.1	$65.7

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2020 results:

Adjusted EPS Outlook
Fiscal 2020 GAAP EPS		$2.40 - $2.60

Restructuring and related costs	approx.	0.65
Acquisition and integration planning costs	approx.	0.19
Gain on sale of Infant and Pet Care business	approx.	(0.10)
Monograph expenses	approx.	0.03
Income taxes(1)	approx.	(0.22)

Fiscal 2020 Adjusted EPS Outlook (Non-GAAP)		$2.95 - $3.15
(1)Income tax effect of the adjustments to Fiscal 2020 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2020 GAAP Net Income	approx.	$130 - $140
Income tax provision	approx.	35
Interest expense, net	approx.	55
Depreciation and amortization	approx.	90
EBITDA	approx.	$310 - $320

Restructuring and related costs	approx.	35
Acquisition and integration planning costs	approx.	9
Gain on sale of Infant and Pet Care business	approx.	(5)
Monograph expenses	approx.	1
Fiscal 2020 Adjusted EBITDA	approx.	$350 - $360

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the first quarter of fiscal 2020 and the fourth quarter of fiscal 2019 are presented below.

	Q1 2020	Days (1)	Q4 2019	Days (1)
Receivables, as reported	$220.3		$215.4
Less: Trade allowance in accrued liabilities (2)	(25.1)		(24.6)
Receivables, adjusted	195.2	33	190.8	33

Inventories, as reported	371.4	116	371.4	115

Accounts payable, as reported	215.7	67	218.8	68

Average adjusted working capital (3)	$350.9		$343.4
% of net sales (4)	16.5%		16.0%
(1)Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.
(2)Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.
(3)Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of December 31, 2019 and September 30, 2019, respectively.
(4)Average adjusted working capital divided by trailing four-quarter net sales.